Exhibit 99.1

Sotera Health Reports Solid Third-Quarter and Year-to-Date 2026 Results
•Q3 2026 net revenues increased 4.4% on both an as-reported and constant currency basis(1), compared to Q3 2025
•Q3 2026 net income of $58 million or $0.20 per diluted share
•Q3 2026 Adjusted EBITDA(1) increased 3.9%, or 4.0% on a constant currency basis
•Q3 2026 Adjusted EPS(1) of $0.29, an increase of 12% per diluted share
•Reaffirming full-year 2026 net revenues growth outlook of 5.25% - 6.75% and Adjusted EBITDA growth outlook of 5.75% - 7.25%, both on a constant currency basis
CLEVELAND, OH, November 3, 2026 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three- and nine-months ended September 30, 2026.
“We are pleased with our third-quarter performance, which included solid top- and bottom-line constant currency growth, along with nearly 100 basis points of sequential Adjusted EBITDA margin expansion,” said Alton Shader, Chief Executive Officer. “Our performance was supported by year-over-year constant currency revenue growth of 8.2% at Sterigenics and 9.2% growth at Nelson Labs. We remain focused on being a trusted partner to our customers, combining exceptional service with the quality, reliability and technical expertise needed to support critical healthcare products and the patients who depend on them.”
Shader continued, “Based on our year-to-date performance and expectations for the remainder of the year, we are reaffirming our 2026 constant currency revenue and Adjusted EBITDA outlook.”
Third-Quarter 2026 Highlights
(All comparisons are against third quarter of 2025, unless otherwise noted)
•Delivered solid top- and bottom-line constant currency growth
•Sequential Adjusted EBITDA margin(1) improved nearly 100 basis points to 52.5%
•Sterigenics: 8.2% constant currency revenue growth; segment income margin improved 57 basis points
•Nelson Labs: 9.2% constant currency revenue growth
•Nordion: constant currency revenue down 11.5% due to expected Cobalt-60 (“Co-60”) harvest timing; segment income margins improved 71 basis points
•Net cash provided by operating activities of $111 million
•Continued deleveraging progress resulted in a Net Leverage Ratio(1) of 2.9x as of September 30, 2026, within the Company’s long-term goal of 2.0x to 3.0x
•Achieved a credit rating upgrade from Moody's Ratings in early October, reflecting continued progress in strengthening the Company's balance sheet and reducing leverage
•New Nelson Labs Annex-1 compliant cleanroom completed during the quarter
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.1

Third-Quarter and Year-to-Date 2026 Highlights by Business Segment
(All comparisons are against the third quarter of 2025, unless otherwise noted)
Sterigenics
Sterigenics delivered strong third-quarter 2026 results, with net revenues up 8.5% to $209 million, or 8.2% on a constant currency basis. Segment income improved to $117 million, an increase of 9.6%. For the first nine months of 2026, Sterigenics net revenues increased 8.9% to $607 million, or 7.2% on a constant currency basis, compared to the same period in 2025. Segment income increased 9.6% to $332 million.
Net revenues growth for the third quarter was driven by pricing, improved volume and mix, and a foreign currency benefit. Segment income and segment income margin also benefited from these factors, partially offset by inflation.
Nordion
Nordion net revenues were $55 million for the third-quarter 2026, a decrease of 12.4%, or 11.5% on a constant currency basis, due to the expected year-over-year impact of Co-60 harvest schedules. Correspondingly, segment income decreased 11.4% to $34 million. For the first nine months of 2026, Nordion net revenues increased 6.1% to $146 million, or 6.2% on a constant currency basis, compared to the same period in 2025. Segment income increased 8.2% to $85 million.
The change in third-quarter net revenues and segment income for the quarter was driven by unfavorable volume and mix due to the expected timing of Co-60 harvest schedules and foreign exchange, partially offset by favorable pricing. Segment income margin improved, driven by operational productivity and favorable pricing, partially offset by inflation.
Nelson Labs
Nelson Labs delivered strong third-quarter 2026 net revenues growth of 8.8% to $61 million, or 9.2% on a constant currency basis. Nelson Labs third-quarter 2026 segment income increased 2.5% to $19 million. For the first nine months of 2026, Nelson Labs net revenues increased 4.9% to $173 million, or 3.7% on a constant currency basis, compared to the same period in 2025. Segment income decreased 2.4% to $54 million.
Net revenues and segment income growth for the third quarter were driven by favorable volume and mix as well as pricing, partially offset by foreign exchange. Segment income margin was impacted primarily by business mix.
Balance Sheet and Liquidity
As of September 30, 2026, Sotera Health had $2.2 billion of total debt and $412 million in unrestricted cash and cash equivalents, compared to $2.2 billion in total debt and $345 million of unrestricted cash and cash equivalents as of December 31, 2025. Sotera Health’s Net Leverage Ratio as of third-quarter 2026 improved to 2.9x, compared to 3.2x as of December 31, 2025.
Full-Year 2026 Outlook
•Net revenues in the range of $1.233 billion to $1.250 billion, representing constant currency growth of 5.25% to 6.75%.
•Adjusted EBITDA in the range of $632 million to $641 million, representing constant currency growth of 5.75% to 7.25%.
•Full-year Adjusted EBITDA margins approximately flat versus 2025.
•The foreign currency benefit to net revenues and Adjusted EBITDA has been revised to 70 basis points from 100 basis points in our previous outlook.
•Interest expense narrowed to a range of $137 million to $140 million.

•Tax rate applicable to Adjusted Net Income(2) remains in the range of 27.0% to 28.0%.
•Adjusted EPS range remains in the range of $0.95 to $1.01.
•A weighted-average fully diluted share count remains in the range of 289 million to 291 million shares.
•Capital expenditures remain in the range of $200 million to $225 million.
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
Tax Rate Applicable to Adjusted Net Income, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Co-60, and the impact of inflationary trends, including their impact on energy prices and the supply of labor. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Daylight Time today. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be archived on the Company’s website.
Upcoming Events
•Jefferies London Healthcare Conference at 12:00 p.m. Greenwich Mean Time, November 18, 2026
•Piper Sandler 36th Annual Healthcare Conference at 11:00 a.m. Eastern Time, December 2, 2026

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this release refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speaks only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our
(2)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, the United Kingdom and/or the European Union, or sanctions by Russia against those countries; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our current and former EO sterilization facilities and the possibility that additional claims will be made in the future; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions, federal government shutdowns, and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; the risks associated with the introduction of artificial intelligence technology; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property rights to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant degree of leverage and how this leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges facing our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), we consider Adjusted EBITDA, Adjusted EBITDA margin, Tax Rate Applicable to Adjusted Net Income, Adjusted Net Income, Adjusted EPS, Net Debt, Net Leverage Ratio and constant currency, each of which is a financial measure not based on any standardized methodology prescribed by GAAP.
•We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.

•We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
•Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
•We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
•Our Net Debt is equal to our total debt, net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
•Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
•Tax Rate Applicable to Adjusted Net Income represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit/provision associated with pre-tax adjustments used to calculate Adjusted Net Income.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
INVESTOR RELATIONS CONTACTS
Jason Peterson
Vice President Investor Relations, Sotera Health
IR@soterahealth.com

MEDIA CONTACTS
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Service	$277,092	$255,529	$797,025	$736,713
Product	47,794	55,783	129,281	123,463
Total net revenues	324,886	311,312	926,306	860,176
Cost of revenues:
Service	127,098	114,337	372,766	335,259
Product	16,999	19,414	47,719	45,303
Total cost of revenues	144,097	133,751	420,485	380,562
Gross profit	180,789	177,561	505,821	479,614
Selling, general and administrative expenses	64,140	63,294	200,507	195,248
Amortization of intangible assets	3,004	3,090	9,050	27,715
Illinois EO litigation settlements	—	—	—	64,943
Interest expense, net	34,122	39,147	103,272	120,674
Loss on refinancing of debt	—	1,087	936	1,167
Foreign exchange gain, net	(1,095)	(1,528)	(5,412)	(612)
Other income, net	(3,114)	(464)	(6,928)	(6,530)
Income before income taxes	83,732	72,935	204,396	77,009
Provision for income taxes	25,341	24,535	65,773	33,907
Net income	58,391	48,400	138,623	43,102

Earnings per share:
Basic	$0.20	$0.17	$0.49	$0.15
Diluted	0.20	0.17	0.48	0.15
Weighted average number of common shares outstanding:
Basic	285,997	284,067	285,557	283,855
Diluted	289,217	286,745	288,271	286,019

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Segment revenues:
Sterigenics	$209,305	$192,845	$607,011	$557,368
Nordion	55,024	62,805	146,182	137,793
Nelson Labs	60,557	55,662	173,113	165,015
Total net revenues	$324,886	$311,312	$926,306	$860,176
Segment income:
Sterigenics	$117,487	$107,155	$332,026	$302,904
Nordion	33,724	38,048	85,415	78,947
Nelson Labs	19,454	18,987	53,616	54,913
Total segment income	170,665	164,190	471,057	436,764
Less adjustments:
Interest expense, net	34,122	39,147	103,272	120,674
Depreciation and amortization(a)	32,450	28,290	96,522	103,972
Share-based compensation(b)	7,791	8,047	29,616	23,465
Loss on refinancing of debt(c)	—	1,087	936	1,167
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(2,101)	(167)	(5,747)	(1,294)
Business optimization expenses(e)	2,387	3,098	5,267	7,575
Professional services relating to EO sterilization facilities(f)	11,656	11,152	34,860	37,515
Illinois EO litigation settlements(g)	—	—	—	64,943
Accretion of asset retirement obligation(h)	628	601	1,935	1,738
Consolidated income before income taxes	$83,732	$72,935	$204,396	$77,009
(a)Includes depreciation of Co-60 held at gamma irradiation sites, and excludes accelerated depreciation associated with business optimization activities.
(b)Represents share-based compensation expense related to employees and non-employee Directors.
(c)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Term Loans and the Revolving Credit Facility.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(f)Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(h)Represents non-cash accretion of asset retirement obligations (“ARO”) related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$412,393	$346,456
Accounts receivable, net	152,771	139,329
Inventories, net	49,629	54,375
Other current assets	86,235	73,250
Total current assets	701,028	613,410
Property, plant, and equipment, net	1,198,761	1,130,564
Operating lease assets	29,242	33,393
Other intangible assets, net	264,837	288,227
Goodwill	1,091,217	1,103,232
Other assets	102,317	94,364
Total assets	$3,387,402	$3,263,190
Liabilities and equity
Total current liabilities	$223,688	$249,584
Long-term debt, less current portion	2,123,216	2,126,724
Other noncurrent liabilities	213,913	209,772
Deferred income taxes	93,342	71,075
Total liabilities	2,654,159	2,657,155
Total equity	733,243	606,035
Total liabilities and equity	$3,387,402	$3,263,190

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income	$138,623	$43,102
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items	150,412	121,455
Changes in operating assets and liabilities	(60,556)	19,534
Net cash provided by operating activities	228,479	184,091
Investing activities:
Purchases of property, plant and equipment	(145,450)	(87,319)
Other investing activities	5,275	2,874
Net cash used in investing activities	(140,175)	(84,445)
Financing activities:
Payments on long-term borrowings	(7,097)	(82,547)
Payments of debt issuance costs	(1,140)	(3,919)
Shares withheld for employee taxes on equity awards	(9,359)	(3,861)
Other financing activities	618	(2,032)
Net cash used in financing activities	(16,978)	(92,359)
Effect of exchange rate changes on cash and cash equivalents	(5,389)	14,874
Net increase in cash and cash equivalents, including restricted cash	65,937	22,161
Cash and cash equivalents, including restricted cash, at beginning of period	346,456	278,865
Cash and cash equivalents, including restricted cash, at end of period	$412,393	$301,026

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$106,179	$129,600
Cash paid during the period for income taxes, net of tax refunds received	39,795	47,607
Purchases of property, plant and equipment included in accounts payable	30,620	17,215

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$58,391	$48,400	$138,623	$43,102
Amortization of intangible assets	5,526	5,648	16,691	36,246
Share-based compensation(a)	7,791	8,047	29,616	23,465
Loss on refinancing of debt(b)	—	1,087	936	1,167
Gain on foreign currency and derivatives not designated as hedging instruments, net(c)	(2,101)	(167)	(5,747)	(1,294)
Business optimization expenses(d)	2,387	3,098	5,267	7,575
Professional services relating to EO sterilization facilities(e)	11,656	11,152	34,860	37,515
Illinois EO litigation settlements(f)	—	—	—	64,943
Accretion of asset retirement obligation(g)	628	601	1,935	1,738
Income tax benefit associated with pre-tax adjustments(h)	(1,790)	(2,596)	(13,366)	(44,081)
Adjusted Net Income	82,488	75,270	208,815	170,376
Interest expense, net	34,122	39,147	103,272	120,674
Depreciation(i)	26,924	22,642	79,831	67,726
Income tax provision applicable to Adjusted Net Income(j)	27,131	27,131	79,139	77,988
Adjusted EBITDA(k)	$170,665	$164,190	$471,057	$436,764

Net Revenues	$324,886	$311,312	$926,306	$860,176
Adjusted EBITDA Margin	52.5%	52.7%	50.9%	50.8%
Weighted average number of shares outstanding:
Basic	285,997	284,067	285,557	283,855
Diluted	289,217	286,745	288,271	286,019
Earnings per share:
Basic	$0.20	$0.17	$0.49	$0.15
Diluted	0.20	0.17	0.48	0.15
Adjusted earnings per share:
Basic	$0.29	$0.26	$0.73	$0.60
Diluted	0.29	0.26	0.72	0.60
(a)    Represents share-based compensation expense related to employees and non-employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Term Loans and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of Adjusted Net Income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites, and excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (h).
(k)    $27.6 million and $24.1 million of the adjustments for the three months ended September 30, 2026 and 2025, respectively, and $82.8 million and $72.7 million of the adjustments for the nine months ended September 30, 2026 and 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of ARO.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2026	2025
Current portion of long-term debt	$13,933	$13,973
Long-term debt	2,123,216	2,126,724
Current portion of finance leases	3,565	3,465
Finance leases less current portion	103,546	93,835
Total Debt	2,244,260	2,237,997
Less: cash and cash equivalents	(412,384)	(344,621)
Net Debt	$1,831,876	$1,893,376

Adjusted EBITDA(a)	$628,094	$593,801
Net Leverage	2.9x	3.2x
(a)    Represents Adjusted EBITDA for the twelve months ended September 30, 2026 and December 31, 2025, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2026	2025
Net income	$173,470	$77,949
Amortization of intangible assets	22,243	41,798
Share-based compensation(a)	37,219	31,068
Loss on refinancing of debt(b)	1,231	1,462
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(c)	(4,395)	58
Business optimization expenses(d)	5,760	8,068
Professional services relating to EO sterilization facilities(e)	43,570	46,225
Illinois EO litigation settlements(f)	—	64,943
Accretion of asset retirement obligation(g)	2,518	2,321
Income tax provision (benefit) associated with pre-tax adjustments(h)	2,237	(28,478)
Adjusted Net Income	283,853	245,414
Interest expense, net	138,320	155,722
Depreciation(i)	106,735	94,630
Income tax provision applicable to Adjusted Net Income(j)	99,186	98,035
Adjusted EBITDA(k)	$628,094	$593,801

Net revenues	$1,229,747	$1,163,617
Adjusted EBITDA margin	51.1%	51.0%
(a)    Represents share-based compensation expense related to employees and non-employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the Term Loans and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of Adjusted Net Income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision as determined under GAAP and the income tax provision (benefit) associated with pre-tax adjustments described in footnote (h).
(k)    $110.0 million and $99.9 million of the adjustments for the twelve months ended September 30, 2026 and December 31, 2025, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.